Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

July 25, 2008

Fellow Shareholder:

A number of years ago we ceased providing a narrative to shareholders with our quarterly release of financial results. Given the level of public concern regarding overall financial system weakness, and the higher than usual number of questions received from shareholders recently, it seems a good time to make an exception to that policy.

First, let me assure you that your company is on solid financial footing and we remain very profitable on an operating basis. In fact, the accompanying financials report $101.7 million in earnings thus far this year, a slight increase over the same period last year. We have the luxury of excess capital and our tangible equity to assets ratio is roughly double the required amount to be considered “well-capitalized” by regulatory agencies. Net interest income, the difference between what we earn on assets and what we pay for funding is increasing. For example, last quarter, we repaid $200 million in debt that had been costing 5.59% and refinanced it with 2% short-term financing. We also recast over $1.6 billion in deposits costing an average 4.71% to rates in the low 3% range. Liquidity is also a non-issue at present as we maintain approximately $4 billion in additional borrowing capacity with the Federal Home Loan Bank System. At this time it would be difficult to conjure up a scenario that would threaten your company’s overall financial stability.

Make no mistake though, this is a tough market. It’s important to recognize that the challenges we face go beyond what would be experienced in a normal business cycle. We expect that non-performing assets and loan losses, mostly in the land and construction portfolio, will continue to increase in the near-term due to significant declines in real estate values in many markets. We have also routinely disclosed our exposure to Freddie Mac and Fannie Mae preferred stock over the past several quarters, which currently amounts to $90 million. We will wait to see what actions occur over the next several weeks to shore up their finances, but if the investment does not recover in value we will declare what’s known in the accounting world as an “Other Than Temporary Impairment” and write the investment down in the fourth fiscal quarter by way of a charge to earnings. The difference between book and estimated market value at June 30, 2008 was $27 million and is already reflected in the company’s capital position. Given the potential for this one-time charge to earnings, it would be prudent to expect lower reported income in the fourth quarter, with earnings likely to rebound thereafter.

Meanwhile, we continue to do business and we’re finding plenty of high quality opportunities to expand our reach and generate profits. We remain very confident in the future of the company and believe that we will continue to be one of the strongest financial institutions in the industry, able to handle any reasonably foreseeable challenges.

Thanks for your continued confidence and trust.

Sincerely,

Roy M. Whitehead

Chairman, President & CEO

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(UNAUDITED)

	June 30, 2008	September 30, 2007
	(In thousands, except per share data)
ASSETS
Cash and cash equivalents	$70,071	$61,378
Available-for-sale securities, including mortgage-backed securities of $1,454,404	1,582,663	1,515,688
Held-to-maturity securities, including mortgage-backed securities of $119,392	127,177	138,373
Loans receivable, net	9,425,874	8,188,278
Interest receivable	54,084	49,611
Premises and equipment, net	117,734	74,807
Real estate held for sale	20,902	4,873
FHLB stock	144,841	132,397
Intangible assets, net	222,248	107,245
Other assets	29,653	12,767

	$11,795,247	$10,285,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Savings and demand accounts	$7,160,466	$5,979,049
Repurchase agreements with customers	13,536	17,736

	7,174,002	5,996,785
FHLB advances	2,001,146	1,760,979
Other borrowings	1,115,600	1,075,000
Advance payments by borrowers for taxes and insurance	22,028	31,824
Federal and state income taxes	31,670	38,032
Accrued expenses and other liabilities	82,407	64,670

	10,426,853	8,967,290
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 105,056,998 and 104,921,450 shares issued; 87,828,584 and 87,441,750 shares outstanding	105,057	104,921
Paid-in capital	1,259,312	1,254,490
Accumulated other comprehensive income (loss), net of taxes	(17,193)	(13,033)
Treasury stock, at cost; 17,228,414 and 17,479,700 shares	(210,881)	(213,934)
Retained earnings	232,099	185,683

	1,368,394	1,318,127

	$11,795,247	$10,285,417

CONSOLIDATED FINANCIAL HIGHLIGHTS
Stockholders’ equity per share	$15.58	$15.07
Stockholders’ equity to total assets	11.60%	12.82%
Tangible stockholders’ equity to tangible assets	9.90	11.90
Weighted average rates at period end
Loans and mortgage-backed securities	6.35%	6.57%
Investment securities*	4.35	4.61
Combined loans, mortgage-backed securities and investment securities	6.30	6.50
Customer accounts	3.52	4.36
Borrowings	3.83	4.64
Combined cost of customer accounts and borrowings	3.61	4.45
Interest rate spread	2.69	2.05

*	Includes municipal bonds at tax equivalent yields and cash equivalents

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WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
	(In thousands, except per share data)
INTEREST INCOME
Loans	$155,008	$135,458	$446,702	$387,929
Mortgage-backed securities	22,407	18,677	66,187	56,216
Investment securities and cash equivalents	3,066	4,485	11,035	11,952

	180,481	158,620	523,924	456,097

INTEREST EXPENSE
Customer accounts	66,195	63,712	200,240	178,697
FHLB advances and other borrowings	33,622	28,489	104,154	83,399

	99,817	92,201	304,394	262,096

Net interest income	80,664	66,419	219,530	194,001
Provision for loan losses	13,216	1,000	23,716	1,200

Net interest income after provision for loan losses	67,448	65,419	195,814	192,801

OTHER INCOME
Gain on sale of loans	32	—	433	—
Gain on sale of real estate	3,164	—	11,876	—
Other	4,364	5,230	12,579	11,655

	7,560	5,230	24,888	11,655

OTHER EXPENSE
Compensation and fringe benefits	14,127	11,577	38,252	31,991
Occupancy	2,916	2,300	7,992	6,454
Other	6,610	3,340	16,478	8,779

	23,653	17,217	62,722	47,224
Gain (loss) on real estate acquired through foreclosure, net	72	(17)	(182)	139

Income before income taxes	51,427	53,415	157,798	157,371
Income taxes	18,258	19,150	56,129	56,239

NET INCOME	$33,169	$34,265	$101,669	$101,132

PER SHARE DATA
Basic earnings	$.38	$.39	$1.16	$1.16
Diluted earnings	.38	.39	1.16	1.15
Cash dividends	.210	.210	.630	.620

Weighted average number of shares outstanding, including dilutive stock options	87,811,275	87,514,339	87,756,491	87,602,549

PERFORMANCE RATIOS
Return on average assets	1.13%	1.38%	1.22%	1.42%
Return on average stockholders’ equity	9.61%	10.55%	10.01%	10.49%
Net interest margin	2.85%	2.77%	2.71%	2.80%

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